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Pricing Supplement dated October 11, 2001                         Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                      File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                        TOYOTA MOTOR CREDIT CORPORATION

                       Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount: $100,000,000             Trade Date: October 11, 2001
Issue Price: See "Plan of Distribution"    Original Issue Date: October 16, 2001
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $99,858,650
Terms of the Notes - Interest"             Principal's Discount
Interest Payment Period: Quarterly          or Commission: 0.014135%
Stated Maturity Date:  October 16, 2006
________________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)
     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
               [ ]  Eleventh District Cost of Funds Rate [X]  Federal Funds Rate
               [ ]  LIBOR     [ ]  Treasury Rate        [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

     Initial Interest Reset Date: October 17, 2001 Spread (+/-): +0.30%
     Interest Rate Reset Period: Daily             Spread Multiplier:  N/A
     Interest Reset Dates: Each Business Day       Maximum Interest Rate: N/A
     Interest Payment Dates: The 16th of January,  Minimum Interest Rate: N/A
      April, July and October, commencing          Index Maturity: N/A
      January 16, 2002                             Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from October 16, 2001 to October 16, 2006
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                              ___________________________
                                Bear, Stearns & Co. Inc.

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                            ADDITIONAL TERMS OF THE NOTES


Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on October 12, 2001, plus 0.30%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.30%.

          Notwithstanding anything to the contrary contained in the Prospectus Supplement, the Interest Determination Date with respect to the Notes will be one Business Day preceding each Interest Reset Date.



Plan of Distribution

               Under the terms of and subject to the conditions of an Appointment Agreement dated August 27, 1999 and an Appointment Agreement Confirmation dated October 11, 2001 (collectively, the "Agreement"), between TMCC and Bear, Stearns & Co. Inc. ("Bear, Stearns"),Bear, Stearns, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.85865% of their principal amount. Bear, Stearns may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Bear, Stearns.

          Under the terms and conditions of the Agreement, Bear, Stearns is committed to take and pay for all of the Notes offered hereby if any are taken.

          Affiliates of Bear, Stearns have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.